UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 11, 2007
Hythiam, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-31932 (Commission File Number)	88-0464853 (IRS Employer Identification No.)

11150 Santa Monica Blvd., Suite 1500
Los Angeles, California (Address of principal executive offices)	90025 (Zip Code)
Registrant’s telephone number, including area code: (310) 444-4300
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Definitive Material Agreement
Item 2.01 Completion of Acquisition or Disposition of Assets
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
Item 7.01 Regulation FD Disclosure
Item 8.01 Other Events
Item 9.01 Financial statements and Exhibits
SIGNATURES
EXHIBIT 2.1
EXHIBIT 10.1
EXHIBIT 10.2
EXHIBIT 10.3
EXHIBIT 10.4
EXHIBIT 10.5
EXHIBIT 10.6
EXHIBIT 10.7
EXHIBIT 10.8
EXHIBIT 10.9
EXHIBIT 99.1

Item 1.01 Entry into a Definitive Material Agreement.
Woodcliff Acquisition
     On January 11, 2007, we entered into a letter of intent with Woodcliff Healthcare Investment Partners, LLC and its members to acquire all of its outstanding membership interests in exchange for $9 million in cash and 215,053 shares of our common stock, valued at $2 million, to be registered for resale.
     On January 12, 2007, we entered into a Limited Liability Company Membership Interest Purchase Agreement containing customary terms and conditions, including representations, warranties and indemnities, and closed the acquisition. The letter of intent, purchase agreement and an escrow agreement to hold the consideration until completion of the transaction are attached hereto as Exhibits 10.1, 10.2 and 10.3, respectively, and incorporated herein by reference.
     Woodcliff owns 1,739,130 shares of common stock and 14,400 shares of Series A Convertible Preferred Stock of Comprehensive Care Corporation, a Delaware corporation (CompCare), the conversion of which would result in Woodcliff owning over 50% the outstanding shares of common stock of CompCare. The preferred stock has voting rights and, combined with the common shares held by Woodcliff, gives us voting control over CompCare. The purchase price was equal to $667.27 per share of preferred stock and $0.80 per share of common stock of CompCare owned by Woodcliff.
Merger Agreement
     On January 18, 2007, we entered into an Agreement and Plan of Merger with CompCare, containing customary terms and conditions including representations, warranties and indemnities, pursuant to which our newly-formed wholly-owned subsidiary will be merged with and into CompCare, with CompCare surviving after the merger as our wholly-owned subsidiary. The merger agreement is attached hereto as Exhibit 2.1, and incorporated herein by reference.
     Pursuant to the merger agreement, at the effective time of the merger, each twelve outstanding shares of common stock of CompCare (that is not owned by Woodcliff and has not exercised its dissenter’s appraisal rights under the Delaware General Corporation Law) will be cancelled and converted into the right to receive one share of our common stock. As of January 18, 2007, the number of our shares that will be registered and issued to CompCare shareholders is 493,013.
     Our board of directors has approved the merger, and CompCare’s board has approved the merger subject to approval by a majority in interest of its stockholders. The merger agreement provides as conditions to closing of the merger that, among other things, the requisite stockholder approval shall have been obtained by CompCare; and the respective boards of directors of the companies shall have finally approved and ratified the merger and the merger agreement, CompCare’s disclosure schedule and information statement to stockholders, and the registration statement for the shares issuable to CompCare stockholders in connection with the merger.
     As noted above, our wholly-owned subsidiary Woodcliff has voting control of CompCare and we intend to vote our shares in favor of the merger upon effectiveness of the information statement that CompCare will file with the Securities and Exchange Commission (SEC).
Acquisition Financing
     On January 17, 2007, in connection with our acquisition of CompCare, we entered into a Securities Purchase Agreement pursuant to which we agreed to issue and sell to Highbridge International LLC (a) $10 million original principal amount of senior secured notes and (b) warrants to purchase up to 249,750 shares of our common stock. The note bears interest at a rate of prime plus 2.5%, payable quarterly commencing on April 15, 2007, and matures on January 15, 2010.
     The warrants have a term of five years, and are exercisable at $12.01 per share, or 120% of yesterday’s closing price. Any exercise will be limited so that the holder and its affiliates do not beneficially own in excess of 4.99% of our outstanding common stock. On 60 days written notice the holder may change the limitation to 9.99%. The exercise price of the warrant will be reduced if we sell or are deemed to have sold shares at a lower price, and will be proportionately adjusted for stock splits or dividends.
     On January 17, 2007, we also entered into a Registration Rights Agreement with Highbridge, agreeing to file a registration statement with the SEC relating to the resale of the common stock issuable upon exercise of the warrants. If the registration statement is not filed within 30 days or declared effective within 90 days if there is no review, or 120 days if reviewed by the SEC, we will pay a cash amount equal to .25% of the purchase price each month up to a maximum of 2.25%. We will pay all expenses incurred in connection with the registration.
     On January 18, 2007, the closing date of the financing, we entered into a Security Agreement granting Highbridge a first-priority perfected security interest in all of our assets now owned or thereafter acquired. We also entered into a Pledge Agreement with Highbridge, as collateral agent, pursuant to which we will deliver equity interests evidencing 65% of our ownership of our foreign subsidiaries. In the event of a default, the collateral agent is given broad powers to sell or otherwise deal with the pledged collateral.
     The Securities Purchase Agreement, Registration Rights Agreement, form of Warrants, form of Senior Secured Note, form of Pledge Agreement and form of Security Agreement are attached hereto as Exhibits 10.4, 10.5, 10.6, 10.7, 10.8 and 10.9, respectively, and incorporated herein by reference.
Item 2.01 Completion of Acquisition or Disposition of Assets.
     As discussed in Item 1.01 above, on January 12, 2007, we acquired all of the membership interests in Woodcliff. The only assets of Woodcliff at the closing date were its shares of CompCare, and it had no liabilities. On January 18, 2007, we entered into the merger agreement with CompCare to acquire its remaining shares of common stock.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     On January 17, 2007, we became obligated on a direct financial obligation for $10 million principal amount of senior secured notes, as described under “Acquisition Financing” in Item 1.01 above.
Item 7.01 Regulation FD Disclosure.
     On January 18, 2007, we issued a press release announcing the CompCare acquisition, a copy of which is furnished as Exhibit 99.1 hereto, and incorporated herein by reference.
Item 8.01 Other Events.
     As a result of our acquisition of Woodcliff, we control CompCare and will consolidate its results of operations starting on January 12, 2007.
     Our results of operations and financial condition are subject to numerous risks and uncertainties described in our annual report on Form 10-K filed with the SEC. You should carefully consider these risk factors in conjunction with the other information contained in this report. Should any of these risks materialize, our business, financial condition and future prospects could be negatively impacted. As a result of the transactions described in this report, our results are subject to the following additional risk factors:
Risks related to the CompCare merger
We may not realize the expected benefits of the CompCare merger, and may not successfully integrate CompCare’s business with our own
     We do not know whether we will be successful in consummating the merger and cannot assure you that we will realize the expected benefits of the merger. Achieving the benefits of the merger will depend in part on the successful integration of CompCare’s operations and personnel in a timely and efficient manner. The integration process requires coordination of personnel, and involves the integration of systems, applications, policies, procedures, business processes and operations. This, too, will be difficult, unpredictable, and subject to delay because of possible cultural conflicts and different opinions on technical decisions and business strategy. If we cannot successfully integrate our operations and personnel, we will not realize the expected benefits of the merger.

If we fail to retain key employees, the benefits of the merger could be diminished
     The successful acquisition of CompCare will depend in part on the retention of key personnel. There can be no assurance that we will be able to retain CompCare’s key management, technical, sales and customer support personnel. If we fail to retain such key employees, we may not realize the anticipated benefits of the merger.
The merger may divert management’s attention away from our core business
     Successful integration of CompCare’s operations, services and personnel may place a significant burden on our management and our internal resources. The diversion of management attention and any difficulties encountered in the transition and integration process could harm our business, financial condition and operating results.
Because CompCare stockholders will receive a fixed number of shares of our common stock in the merger, rather than a fixed value, if the market price of our common stock increases, CompCare stockholders will receive consideration in the merger of greater value
     Upon the consummation of the merger, each 12.0 shares of CompCare common stock will be converted into the right to receive 1.0 shares of our common stock. Since the exchange ratio is fixed, the number of shares that CompCare stockholders will receive in the merger will not change, even if the market price of our common stock changes. In recent years, the securities of technology companies in general, and our common stock in particular, have experienced significant price and volume fluctuations. These market fluctuations may beneficially or adversely affect the market price of our common stock. The market price of our common stock upon and after the consummation of the merger could be higher or lower than the market price on the date of the merger or the current market price.
Risks related to CompCare’s business
CompCare may not be able to accurately predict utilization of its full-risk contracts resulting in contracts priced at levels insufficient to ensure profitability
     Managed care operations are at risk for costs incurred to provide agreed upon levels of service. Failure to anticipate or control costs could have material, adverse effects on CompCare. Providing services on a full-risk capitation basis exposes CompCare to the additional risk that contracts negotiated and entered into may ultimately be unprofitable if utilization levels require it to provide services at capitation rates which do not account for or factor in such utilization levels. Failure to achieve anticipated costs reductions in populations brought under management would have an adverse effect on our financial results.
CompCare’s existing and potential managed care clients operate in a highly competitive environment and may be subject to a higher rate of merger, acquisition and regulation than in other industries
     CompCare typically contracts with small to medium sized HMOs which may be adversely affected by the continuing efforts of governmental and third party payers to contain or reduce the costs of healthcare through various means. Its clients may also determine to manage the behavioral healthcare benefits “in house” and, as a result, discontinue contracting with CompCare. Additionally, its clients may be acquired by larger HMOs, in which case there can be no assurance that the acquiring company would renew its contract.
Many managed care companies, including eight of CompCare’s existing clients, provide services to groups covered by Medicaid and/or Children’s Health Insurance Program (CHIP) plans. Such state controlled programs are susceptible to annual changes in reimbursement rates and eligibility requirements that could ultimately affect companies such as CompCare
     As of May 31, 2006, CompCare managed approximately 517,000 lives in connection with behavioral and substance abuse services covered through CHIP and Medicaid programs in Texas and Medicaid in Florida and Michigan. Of the 517,000 covered lives, 127,000 are related to contracts terminating May 31, 2006. Any changes in CHIP or Medicaid reimbursement could ultimately affect CompCare through contract bidding and cost structures with the health plans first impacted by such changes. Benefits available to Texas CHIP recipients were significantly reduced for the five-month period from September 1, 2003 to January 31, 2004 as a result of legislative bills passed by the Texas State legislature. Although subsequent legislation restored the majority of benefits available to CHIP recipients effective February 1, 2004, the temporary reduction in revenues had a negative impact on CompCare’s results of operations for the fiscal year ended May 31, 2004. Such changes, if implemented in the future, could have a material, adverse impact on its operations. Additionally, CompCare cannot predict which states in which it operates may pass legislation that would reduce its revenue through changes in the reimbursement rates or in the number of eligible participants. In either case, CompCare may be unable to reduce its costs to a level that would allow it to maintain current gross margins specific to its Medicaid and CHIP programs.
Because providers are responsible for claims submission, the timing of which is uncertain, CompCare must estimate the amount of claims incurred but not reported.
     CompCare’s costs of care include estimated amounts for claims incurred but not reported (IBNR). The IBNR is estimated using an actuarial paid completion factor methodology and other statistical analyses that it continually reviews and adjusts, if necessary, to reflect any change in the estimated liability. These estimates are subject to the effects of trends in utilization and other factors. CompCare’s estimates of IBNR may be inadequate in the future, which would negatively affect results of operations. Although considerable variability is inherent in such estimates, CompCare believes that its unpaid claims liability is adequate. However, actual results may differ materially from the estimated amounts reported.
As a result of CompCare’s dependence on a limited number of customers, the loss of any one of these customers, or a reduction in business from any one of them, could have a material, adverse effect on its working capital and future results of operations.
     CompCare currently has contracts with eight health plans to provide behavioral healthcare services under commercial, Medicare, Medicaid, and CHIP plans. These combined contracts represent approximately 87.0% and 78.3% of its operating revenue for the fiscal years ended May 31, 2006 and May 31, 2005, respectively, one of which represented more than 20% of its operating revenues during its fiscal year ended May 31, 2006. The terms of each contract are generally for one-year periods and are automatically renewable for additional one-year periods unless terminated by either party. The loss of one or more of these clients, without replacement by new business, would negatively affect the financial condition of CompCare.
The industry is subject to extensive state and federal regulations, as well as diverse licensure requirements varying by state. Changes in regulations could affect the profitability of CompCare’s contracts or its ability to retain clients or to gain new customers.
     CompCare holds licenses or certificates to perform utilization review and third party administrator (TPA) services in certain states. There can be no assurance that additional utilization review or TPA licenses will not be required or, if required, that CompCare will qualify to obtain such licenses. In many states, entities that assume risk under contract with licensed insurance companies or health plans have not been considered by state regulators to be conducting an insurance or HMO business. As a result, CompCare has not sought licensure as either an insurer or HMO in any state. If the regulatory positions of these states were to change, its business could be materially affected until such time as it is able to meet the regulatory requirements, if at all. Additionally, some states may determine to contract directly with companies such as CompCare for managed behavioral healthcare services in which case they may also require it to maintain financial reserves or net worth requirements that it may not be able to meet. Currently, CompCare cannot quantify the potential effects of additional regulation of the managed care industry, but such costs will have an adverse effect on future operations to the extent that they are not able to be recouped in future managed care contracts.
     CompCare is subject to the requirements of HIPAA. The purpose of the HIPAA is to improve the efficiency and effectiveness of the healthcare system through standardization of the electronic data interchange of certain administrative and financial transactions and to protect the security and privacy of protected health information. While CompCare expects to meet all compliance rules and timetables with respect to the HIPAA regulations, failure to do so may result in penalties and have a material adverse effect on CompCare’s ability to retain its customers or to gain new business.
CompCare has noted an annual seasonality in the usage of its provider network. Its financial results may suffer to the extent it cannot adequately manage periods of increased utilization.
     Historically CompCare has generally experienced increased utilization during its fourth fiscal quarter, which comprises the months of March, April and May. Such a variation in utilization impacts its costs of care during these months, generally having a negative impact on its gross margins and operating profits during the fourth quarter.

CompCare may be unable to sell the eye care memberships in which case its financial results will suffer to the extent it has revenue from such memberships that is less than the cost it paid to acquire them.
     CompCare is actively marketing the eye care memberships it acquired in November 2004, but its efforts have not yet been successful. At May 31, 2006 CompCare reduced the carrying value of these memberships in its financial records by one-half, or $62,500, to reflect the lack of sales. If its marketing plan is not successful with respect to selling these memberships, it may have to write off the remaining value. There can be no assurance CompCare will sell a quantity of memberships at prices that will allow it to recover the $125,000 cost.
Description of CompCare’s business
Overview
     Comprehensive Care Corporation (CompCare) is a Delaware Corporation organized in 1969. CompCare, primarily through its wholly-owned subsidiary, Comprehensive Behavioral Care, Inc., provides managed care services in the behavioral health and psychiatric fields, which is its only operating segment. CompCare manages the delivery of a continuum of psychiatric and substance abuse services to commercial, Medicare, Medicaid and Children’s Health Insurance Program (CHIP) members on behalf of employers, health plans, government organizations, third-party claims administrators, and commercial and other group purchasers of behavioral healthcare services. The customer base for its services includes both private and governmental entities. CompCare’s services are provided primarily by a contracted network of providers which includes psychiatrists, psychologists, therapists, other licensed healthcare professionals, psychiatric hospitals, general medical facilities with psychiatric beds, residential treatment centers and other treatment facilities. The services provided through CompCare’s provider network include outpatient programs (such as counseling or therapy), intermediate care programs (such as intensive outpatient programs and partial hospitalization services), and inpatient and crises intervention services. CompCare does not directly provide treatment or own any provider of treatment services.
     CompCare typically enters into contracts with its clients on an annual basis to provide managed behavioral healthcare and substance abuse services to its clients’ members. CompCare’s arrangements with its clients fall into two broad categories: capitation arrangements, where its clients pay a fixed fee per member, and fee-for-service and administrative service arrangements where CompCare may manage behavioral healthcare programs or perform various managed care services. Under capitation arrangements, CompCare receives premiums from its clients based on the number of covered members as reported to CompCare by its clients. The amount of premiums CompCare receives for each member is fixed at the beginning of the contract term. These premiums may be subsequently adjusted, up or down, generally at the commencement of each renewal period. Such agreements accounted for 96.2%, or $23.0 million, of revenue for the fiscal year ended May 31, 2006, 90.2%, or $22.1 million, of revenue for the fiscal year ended May 31, 2005, and 85.5%, or $23.6 million, of revenue for the fiscal year ended May 31, 2004.
     CompCare’s largest expense is the cost of behavioral health services that it provides, which is based primarily on its arrangements with healthcare providers. Since CompCare is subject to increases in healthcare operating expenses based on an increase in the number and frequency of its members seeking behavioral care services, CompCare’s profitability depends on its ability to predict and effectively manage healthcare operating expenses in relation to the fixed premiums it receives under capitation arrangements. Providing services on a capitation basis exposes CompCare to the risk that its contracts may ultimately be unprofitable if CompCare is unable to anticipate or control healthcare costs.
     CompCare currently depends, and expects to continue to depend in the near future, upon a relatively small number of customers for a significant percentage of its operating revenues. A significant reduction in sales to any of its large customers or a customer exerting significant pricing and margin pressures on CompCare would have a material adverse effect on its results of operations and financial condition. In the past, some of CompCare’s customers have terminated their arrangements with CompCare or have significantly reduced the amount of services requested from it. There can be no assurance that present or future customers will not terminate their arrangements with CompCare or significantly reduce the amount of services requested from it. Any such termination of a relationship or reduction in use of CompCare’s services would have a material adverse effect on its results of operations or financial condition.
     CompCare currently manages programs through which services are provided to recipients in fifteen states. Current programs and services include fully integrated capitated behavioral healthcare services, case management/utilization review services, administrative services management, provider sponsored health plan development, preferred provider network development, management and physician advisor reviews, overall care management services, and Employee Assistance Programs. CompCare also provides prior and concurrent authorization for physician-prescribed psychotropic medications for two Medicaid HMOs in Indiana and Michigan. Members are generally directed to CompCare by their employer, health plan, or physician and receive an initial authorization for an assessment. Based upon the initial assessment, a treatment plan is established for the member. At May 31, 2006, fully integrated capitated lives (i.e. where CompCare has contractual, financial risk) totaled approximately 653,000, which included 131,000 members related to contracts terminating effective May 31, 2006. Capitated lives at May 31, 2005 totaled approximately 679,000. Combined management service agreements and administrative service agreements lives were approximately 86,000 and 245,000 at May 31, 2006 and 2005, respectively. EAP lives were approximately 400 and 1,700 at May 31, 2006 and 2005, respectively.
     CompCare’s objective is to provide easily accessible, high quality behavioral healthcare services and products and to manage costs through measures such as the monitoring of hospital inpatient admissions and the review of authorizations for various types of outpatient therapy. CompCare’s goal is to combine access to quality behavioral healthcare services with effective management controls in order to ensure the most cost-effective use of healthcare resources.
     On December 8, 2006, CompCare entered into a contract with a health plan to provide behavioral healthcare services to approximately 230,000 Medicaid recipients in Indiana. The contract started on January 1, 2007 and is estimated to generate approximately $12 million of annual revenues.
     As of the end of business May 31, 2006, CompCare ceased providing behavioral health services to commercial, Medicaid, and Children’s Health Insurance Program (CHIP) members of a Texas HMO that had determined to establish its own behavioral health unit. The contracts with this HMO had accounted for approximately $5.4 million, or 22.7%, $5.2 million or 21.5%, and $4.0 million, or 14.5% of its operating revenues for the fiscal years ended May 31, 2006, 2005, and 2004, respectively.
     Effective March 1, 2006, CompCare expanded its services into Maryland and Washington D.C. to begin serving approximately 8,000 Medicare members of an existing health plan client.
Sources of revenue
     CompCare provides managed behavioral healthcare and substance abuse services to recipients, primarily through subcontracts with HMOs who have historically carved out these functions to managed behavioral healthcare organizations like CompCare. CompCare generally receives a negotiated amount on a per member per month or capitated basis in exchange for providing these services. CompCare then contracts directly with behavioral healthcare providers who receive a pre-determined, fee-for-service rate or case rate. Behavioral healthcare providers include psychiatrists, psychologists, therapists, other licensed healthcare professionals, and hospitals. As of May 31, 2006, CompCare had approximately 6,000 behavioral healthcare practitioners in its network who are primarily located in the seven states in which CompCare has its principal contracts, including Indiana, Florida, Michigan, Texas, Pennsylvania, Maryland, and California. Under such full-risk capitation arrangements, profit is a function of utilization and the amount of claims payments made to its network providers. CompCare performs periodic reviews of its current client contracts to determine profitability. In the event a contract is not profitable, CompCare may seek to revise the terms of the contract or to terminate the agreement in accordance with the specific contract terms.
     During fiscal 2006, CompCare provided services under capitated arrangements for commercial, Medicare, Medicaid, and CHIP patients in Texas; commercial, Medicaid, and Medicare patients in Florida; commercial patients in Georgia, Alabama, and Indiana; Medicare patients in the District of Columbia, Maryland, and Pennsylvania; and Medicaid patients in California, Connecticut, and Michigan. Its Medicare, Medicaid and CHIP contracts are subject to agreements with its HMO clients whose contracts with the various governmental agencies may be subject to renegotiation at the election of the specific agency.
     For the fiscal years ended May 31, 2006 and May 31, 2005, a significant portion of CompCare’s operating revenue was concentrated in contracts with eight health plans to provide behavioral healthcare services under commercial, Medicare, Medicaid, and CHIP plans. These combined contracts represented approximately 87.0% and 78.3% of its operating revenue for the twelve months ending May 31, 2006 and May 31, 2005, respectively. The terms of each contract are generally for one-year periods and are automatically renewable for additional one-year periods unless terminated by either party. The loss of one or more of these clients, without replacement by new business, would negatively affect the financial condition of CompCare.

Growth strategy
     CompCare’s objective is to expand its presence in both existing and new managed behavioral healthcare markets by enhancing its product offerings and identifying new business development partners. CompCare has expanded its disease management approach to include behavioral health pharmacy management, integration of behavioral health with medical care that targets primary care physician support, substance abuse disease management with cutting edge medical technology, and other chronic disease coordination programs.
     CompCare will continue to provide its core product, carve-out behavioral healthcare management to health plans, government entities, employers and other entities. In addition, the Medicare Market is growing rapidly with new Medicare Advantage Plans being approved by the Centers for Medicare and Medicaid Services. Persons over the age of 65 and younger persons who are deemed disabled are eligible to receive Medicare benefits. The shifting demographics of the U.S. population signal increasing Medicare enrollment as the baby boom generation ages. Mental health disorders have been diagnosed in 6% of elderly enrollees and 37% of disabled enrollees. For those enrollees who are disabled and also eligible for Medicaid, 59% have a mental health disability. Mental health expertise is critical to successful management of these populations.
     CompCare has developed product, marketing and distribution relationships with external companies to maximize its offerings. CompCare has entered into relationships with Health Alliance Network for commercial and Medicare sales, Comprehensive Neuroscience, Inc. for pharmacy data analytics and us to provide our PROMETA Protocol for its Substance Abuse product offering. CompCare will continue to identify partners that offer strategic synergies.
Provider network
     CompCare’s managed behavioral healthcare services are provided by contracted providers, including behavioral healthcare professionals and facilities. Behavioral healthcare professionals include a variety of specialized behavioral healthcare personnel, such as psychiatrists, psychologists, therapists, licensed clinical social workers, substance abuse counselors and other licensed healthcare professionals. Facilities include psychiatric hospitals, general medical facilities with psychiatric beds, residential treatment facilities and other treatment facilities.
     Outpatient providers include both individual practitioners as well as individuals who are members of group practices or other licensed centers or programs. Outpatient providers typically execute contracts with CompCare under which they are generally paid on a fee-for-service basis.
     CompCare’s provider network also includes contractual arrangements with intensive outpatient facilities, partial hospitalization facilities, community health centers and other community-based facilities. CompCare contracts with facilities on a per diem or fee-for-service basis and, in some cases, on a “case rate” basis.
Competition
     The behavioral healthcare industry is very competitive and provides products and services that are price sensitive. CompCare believes that there are approximately 150 managed behavioral healthcare organizations (MBHOs) providing services for an estimated 227 million covered lives in the United States. Competitors include both freestanding MBHOs as well as HMOs with internal behavioral health units or subsidiaries. Many of these competitors have revenues, financial resources, and membership substantially larger than CompCare. CompCare believes that one freestanding MBHO has approximately 20% of the market based on the number of covered lives. There are also three to four other mid-sized MBHOs and small local or regional companies with whom CompCare competes.
Seasonality
     Historically, CompCare has experienced increased utilization during its fourth fiscal quarter, which comprises the months of March, April and May. Such a variation in utilization impacts its costs of care during these months, generally having a negative impact on its gross margins and operating profits during the fourth quarter. During the first fiscal quarter of its 2006 fiscal year, CompCare experienced higher than expected utilization costs as compared to the first quarter in the previous two fiscal years. CompCare has attempted to address these high first quarter utilization costs through rate increases with certain of its clients. CompCare cannot assure you, however, that it will not continue to experience increased utilization costs in its first and fourth fiscal quarters compared to other quarters.

Government regulation
     CompCare is subject to extensive and evolving state and federal regulations relating to the nation’s mental health system as well as changes in Medicaid and Medicare reimbursement that could have an effect on its profitability. These regulations range from licensure and compliance with regulations related to insurance companies and other risk-assuming entities, to licensure and compliance with regulations related to healthcare providers. These laws and regulations may vary considerably among states. As a result, CompCare may be subject to the specific regulatory approach adopted by each state for regulation of managed care companies and for providers of behavioral healthcare treatment services. CompCare holds licenses or certificates to perform utilization review and third party administrator (TPA) services in certain states. Certain of the services provided by its managed behavioral healthcare subsidiaries may be subject to such licensing requirements in other states. There can be no assurance that additional utilization review or TPA licenses will not be required or, if required, that CompCare will qualify to obtain such licenses. In many states, entities that assume risk under contract with licensed insurance companies or health plans that retain ultimate financial responsibility have not been considered by state regulators to be conducting an insurance or HMO business. As a result, CompCare has not sought licensure as either an insurer or HMO in certain states. If the regulatory positions of these states were to change, its business could be materially affected until such time as CompCare meets the regulatory requirements. Currently, CompCare cannot quantify the potential effects of additional regulation of the managed care industry, but such costs will have an adverse effect on its future operations to the extent that they are not able to be recouped in future managed care contracts.
     As of May 31, 2006, CompCare managed approximately 517,000 lives in connection with behavioral and substance abuse services covered through Medicaid or CHIPs in California, Florida, Michigan and Texas. Of the 517,000 covered lives, 127,000 are related to contracts terminating May 31, 2006. Any changes in Medicaid funding would ultimately affect its reimbursement and overall profitability.
     CompCare is subject to the requirements of the Health Insurance Portability and Accountability Act of 1996 (HIPAA). One of the purposes of HIPAA is to improve the efficiency and effectiveness of the healthcare system through standardization of the electronic data interchange of certain administrative and financial transactions and, also, to protect the security and privacy of protected health information. Entities subject to HIPAA include some healthcare providers and all healthcare plans.
Accreditation
     To develop standards that effectively evaluate the structure and function of medical and quality management systems in managed care organizations, the National Committee on Quality Assurance (NCQA) has developed an extensive review and development process in conjunction with the managed care industry, healthcare purchasers, state regulators, and consumers. The Standards for Accreditation of MBHOs used by NCQA reviewers to evaluate an MBHO address the following areas: quality improvement; utilization management; credentialing; members’ rights and responsibilities; and preventative care. These standards validate that an MBHO is founded on principles of quality and is continuously improving the clinical care and services it provides. NCQA utilizes Health Plan Employer Data and Information Set, which is a core set of performance measurements developed to respond to complex but clearly defined employer needs as standards for patient care and customer satisfaction. In May of 2005 CompCare was awarded Full Accreditation extending to July 22, 2008. Full Accreditation is granted for a period of three years to those plans that have excellent programs for continuous quality improvement and that meet NCQA’s rigorous standards.
     CompCare believes its NCQA accreditation is beneficial to its clients and their members it serves. Additionally, NCQA accreditation may be an important consideration to its prospective clients.
Management information systems
     All of CompCare’s health plan information technology and systems operate on a single platform. This approach avoids the costs associated with maintaining multiple systems and improves productivity. The open architecture of the systems gives CompCare the ability to transfer data from other systems thereby facilitating the integration of new health plan business. CompCare uses its information system for claims processing, utilization management, reporting, cost trending, planning, and analysis. The system also supports member and provider service functions, including enrollment, member eligibility verification, provider rosters, claims status inquiries, and referrals and authorizations.

     CompCare has decided to implement significant enhancements to its existing healthcare information system with recently made available technology from its current vendor to best meet its future information system needs and comply with all HIPAA requirements. These enhancements include advanced software to facilitate patient case management and provide its healthcare providers with self-serve capabilities through the Internet. CompCare expects all parties involved to benefit from the efficiencies of its improved information systems.
Marketing and sales
     CompCare’s Marketing and Sales efforts are led by the Chief Development Officer under the direction of the Chief Executive Officer. In addition, CompCare has completed one year of a two-year contract with Health Alliance Network for consultation and direct sales to commercial and Medicare prospective clients. CompCare has further expanded its sales capacity through a contract with Hythiam, Inc., which funds two additional sales positions dedicated to Substance Abuse Disease Management utilizing the Prometa™ Protocol. CompCare will continue to dedicate its resources to expand sales staff and marketing efforts.
     Sales strategy focuses on matching CompCare’s solutions to the needs identified by its potential clients. Sales are highly technical and complex, involving many stakeholders within an organization. The sales cycle is 12-18 months. Sales leads may be generated by its Business Development staff, its operations staff, consultants, cold calls, prior business relationships or from recommendations by existing clients. CompCare attends trade shows within geographic areas in which it conduct business and reaches out to contacts known to CompCare, its consultants and its investors. Proposals in response to Requests for Proposals from prospective commercial and public sector clients are prepared by its sales staff and presented by its Chief Development Officer. In addition, the Company maintains permanent marketing outreach through its website, www.compcare.com.
Administration and employees
     CompCare’s executive and administrative offices are located in Tampa, Florida, where it maintains operations, business development, accounting, reporting and information systems, and provider and member service functions. Provider management, account management, and certain clinical and utilization management functions are also performed in its Texas office. CompCare currently employs approximately 60 full-time and 10 part-time employees.
     Except as required by law, we disclaim any obligation to release publicly any updates or any changes in its expectations or any change in events, conditions, or circumstances on which any forward-looking statements are based.
Item 9.01 Financial statements and Exhibits.
     (a) Financial statements of business acquired.
          Financial statements for Woodcliff and CompCare are not included in this report. The required financial statements will be filed by amendment.
     (b) Pro forma financial information.
     Pro forma financial information relative to the acquired business is not included in this report. The required pro forma financial information will be filed by amendment.

(d) Exhibits.

No.	Description
2.1	Agreement and Plan of Merger dated January 18, 2007

10.1	Letter of intent dated January 11, 2007

10.2	Limited Liability Company Membership Interest Purchase Agreement dated January 12, 2007

10.3	Escrow Agreement dated January 11, 2007

10.4	Securities Purchase Agreement dated January 17, 2007

10.5	Registration Rights Agreement dated January 17, 2007

10.6	Form of Warrants

10.7	Form of Senior Secured Note

10.8	Form of Pledge Agreement

10.9	Form of Security Agreement

99.1	Press release dated January 18, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HYTHIAM, INC.

Date: January 18, 2007	By:	/s/ Chuck Timpe

Chuck Timpe Chief Financial Officer